Exhibit 10(ff)

CONSULTANT AGREEMENT

Consultant Name: Darrell Wood	Position: Operations Consultant

Address: 18 Sherborne Wood, San Antonio 78218

Date: August 30, 2002

1.

Introduction.  I, Darrell Wood, as the consultant named above ("Consultant"), and Luby's Restaurants Limited Partnership ("Luby's"), a Texas partnership, enter into this Consultant Agreement (the "Agreement").  Luby's and Consultant agree as follows:

2.

Services to be Performed by Consultant.  Consultant is hereby retained to provide consulting services with regard to management, personnel and operations at the cafeteria level.  During the performance of this Agreement, Consultant agrees to comply with all applicable federal, state, county and municipal laws, rules and regulations that are now or may in the future become applicable to Luby's business.  Consultant agrees to inform Luby's immediately upon becoming aware of any possible claim against Luby's that could be brought by a third party.

3.

Independent Consultant.  Consultant understands that as an Independent Consultant, Consultant will be paid for the first year the gross monthly sum of $6,250.00 and for the second year the gross monthly sum of $2,083.33.  No deductions will be made for federal, state or local taxes or any other withholdings or off-sets required by law.  Consultant shall be responsible for all such amounts.

4.

Compensation and Benefits.  For all the services rendered by Consultant under this Agreement, and for so long as this Agreement remains in effect, Consultant alone, and not Luby's, will be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement.

5.

Term of Agreement; Termination.  Consultant shall be on call to provide services as needed at Luby's discretion.  Luby's will give Consultant monthly notice of the hours he will be expected to work not exceed 100 hours per month. The term of this Agreement shall be for a period of 24 months to begin on the August 30, 2002 and to end on August 30, 2004.  With reasonable cause, Luby's may terminate this Agreement effective immediately upon the giving of written notice of termination for cause.  Reasonable cause shall include: (a) willful and continued failure of Consultant to substantially perform his duties, or (b) Consultant willfully engaging in gross misconduct (active or passive), gross negligence, fraud or dishonesty which has resulted in, or is likely to result in, material injury to the Company.  Such termination, however shall not relieve Consultant from performance of any continuing obligations provided for under this Agreement.

6.

Confidential Information.  Consultant acknowledges that the law provides companies, such as Luby's with protection for their trade secrets and confidential information. "Confidential Information" can include, without limitation both technical and non-technical information such as formulas, processes, recipes, specifications, compilations of information, financial information, vendor lists, preparation methods or procedures, manufacturing techniques, trade secrets, or special knowledge.  Consultant will not disclose, directly or indirectly, any of Luby's confidential business information or confidential technical information to anyone without authorization from Luby's management.  Consultant will not use any of Luby's' confidential business information or confidential technical information in any way, either during or after this Agreement with Luby's, except as required in the course of this Consultant Agreement.  Luby's shall receive the exclusive benefit and be the sole owner of all products, recipes, formulas, processes, specifications, preparation methods, and procedures, in whole or in part, or any confidential information, made by me in the course of or as a result of this Agreement.  Consultant agrees not to publish, communicate, or in any way disseminate the confidential information that Consultant develops on behalf of Luby's.  (b) All originals and all copies of any manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written or printed matter relating to research, manufacturing operations, or business of Luby's made or received by Consultant during his relationship with Luby's are the property of Luby's.  Upon termination of this Agreement, whether or not for cause, Consultant will immediately deliver to Luby's all property of Luby's which may still be in his possession.  Consultant will not remove or assist in removing such property from Luby's premises under any circumstances, either during the consulting relationship or after termination thereof, except as authorized by Luby's management.  (c) Consultant agrees that he will be responsible for maintaining the secrecy and confidentiality of such confidential information as required herein, and will be responsible for such and agree to indemnify Luby's for all damages which Luby's may sustain as a result of any unauthorized disclosure of such confidential information, or as a result of any breach of this agreement whatsoever.  In addition to other remedies, Luby's shall be entitled to an injunction or other equitable relief for any breach of this Agreement.  (d) Luby's will be the sole owner of any and all of Consultant's inventions that are related to Luby's' business, as defined in more detail below.  For purposes of this Agreement, "Inventions" means all inventions, discoveries, and improvements (including without limitation, any information relating to specifications, formulations, preparation methods or procedures, manufacturing techniques, processes, recipes, trade secrets, special knowledge, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.  (e) An invention is "related to "Luby's' business" ("Luby's-related Invention"), if it is made, conceived, or reduced to practice by Consultant (in whole or in part, either alone or jointly with other, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either (i) involves equipment, supplies, facilities, or trade secret information of Luby's; (ii) involves the time for which Consultant was compensated by Luby's; (iii) relates to the present or reasonably anticipated future business of Luby's or to Luby's' actual or anticipated research or development; or (iv) results, in whole or in part, from work performed by Consultant for Luby's.

7.

Consultant Handbooks, Etc.  From time to time, Luby's may establish, maintain, or distribute Consultant manuals or handbooks or policy manuals, and officers or other representatives of Luby's may make written or oral statements relating to policies and procedures.  Such manual, handbooks and statements are intended only for general guidance.  No policies, procedures or statement of any nature by or on behalf of Luby's (whether written or oral and whether or not contained in any Consultant manual or handbook policy manual, and no acts or practices of any nature, will be construed as modifying this Agreement or as creating any express or implied obligations of any nature to Consultant.

8.

No Authority to Bind Luby's.  Consultant has no authority to enter into any contracts or agreements on behalf of Luby's.  This Agreement does not create a partnership, joint venture, or joint undertaking of any kind between the parties.

9.

No Assignment Rights.  Consultant may not subcontract this Agreement, or any part hereof, without express written permission from Luby's.  Any sub-Consultant that is permitted to perform any part of the Services shall be specifically bound by all the terms and covenants hereof; however, Consultant will remain primarily responsible for all services provided by such sub-Consultant.

10.

Arbitration.  To the greatest extent permitted by applicable law, any dispute, controversy, or claim arising out of or related to this Agreement will be submitted to binding arbitration pursuant to the Federal Arbitration Act with hearings to be held in San Antonio, Texas, in accordance with the American Arbitration Association Commercial Rules in effect on the date of the demand for arbitration. The arbitrator(s) shall be selected by agreement of the parties, or if they cannot agree on an arbitrator(s) within 30 days after a claim is made, then the arbitrator shall be selected by the American Arbitration Association.  In any such arbitration, Consultant shall be entitled to seek both legal and equitable relief and remedies.  The arbitrator shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this agreement as an honorable engagement and not merely as a legal obligation.  Luby's will pay all arbitration fees, whether the arbitration is initiated by the Company or Consultant.  Luby's will  pay, upon demand by Consultant, all attorneys' fees and costs which Consultant may reasonably incur in connection with any arbitration to enforce this Agreement, plus interest; provided, however, that this provision for fees and costs shall not apply unless Consultant recovers an amount in excess of the amount the Company had offered prior to the commencement of the arbitration hearing.  To protect trade secrets or other confidential information, Luby's may seek temporary or preliminary injunctive relief in a court of arbitration tribunal may take any interim measures it deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality granted in this Agreement.  Judgment upon the award rendered by the arbitrator(s) may be entered into in any court having jurisdiction.

11.

Indemnification.  Consultant (and his predecessors, heirs, successors, executors, assigns and legal representatives) will DEFEND, PROTECT INDEMNIFY and hold Luby's (and its affiliated companies or entities, predecessors, successors, officers, directors, shareholders, employees, agents, legal representatives, attorneys, and insurers) harmless against any and all claims, demands, causes of action and judgments of every kind and character, including court costs and attorneys' fees, arising, occurring, growing out of, incident to, or resulting directly or indirectly from Consultant's negligence, gross negligence, willful misconduct, intentional act or material misrepresentation while providing services under this Agreement.  Consultant (and his predecessors, heirs, successors, executors, assigns and legal representatives) agrees to hold Luby's (and its affiliated companies or entities, predecessors, successors, officers, directors, shareholders, employees, agents, legal representatives, attorneys, and insurers) harmless from any and all costs associated with any personal injury or death that may be suffered by Consultant, his employees, assistants, assignees, transferees or designees while performing the Services.  This indemnity is subject to any restrictions or limitations imposed by law, but only to the extent of such restrictions or limitations.

12.

Miscellaneous.  (a) Consultant has no obligations, contractual or otherwise, inconsistent with the obligations set forth in this Agreement.  (b) This Agreement will remain in full force and effect after any termination of this Agreement with respect to Consultant's obligations concerning confidential or proprietary information and concerning assignment of Luby's-related Inventions or Confidential Information.  (c) This Agreement sets for the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.  (d) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement orally or in writing, not executed by all parties will be void.  (e) If any provision of this Agreement or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application in any other jurisdiction.  (f) This Agreement will be governed by and interpreted under the laws of the state of Texas as applied to contracts made and carried out in Texas by residents of Texas.  (g) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.  This Agreement contains provisions requiring arbitration of disputes.  By signing this Agreement, both parties acknowledge that each has read the entire Agreement, has had the opportunity to ask questions and consult counsel or other advisors about its terms, and agrees to be bound by it.

LUBY'S RESTAURANTS LIMITED PARTNERSHIP	Consultant's Signature

By:
/s/Peter Tropoli	/s/Darrell Wood

Peter Tropoli, Senior Vice President	Darrell Wood